EX-99.1 OTHER DOC
                                  PRESS RELEASE


                              NXGEN NETWORKS, INC.
                             f.k.a. OLD NIGHT, INC.
 Global Tech Center, Don Juan Road, P.O. Box 218, Hertford, North Carolina 27944

                             PINK SHEET SYMBOL: NXNW

                                                               September 5, 2000

                                  NEWS RELEASE
                                  ------------

Acquisition of 82% Interest in International Long Distance Corporation Completed

RENO, NEVADA - Pursuant to a Share Exchange Agreement dated June 30, 2000 (the "Agreement") between Old Night, Inc., now known as NxGen Networks, Inc. (the "Company"), International Long Distance Corporation ("ILDC") and certain stockholders of ILDC (the "ILDC Stockholders"), the Company acquired 4,529,054 or 82.35% of the issued and outstanding shares of common stock of ILDC in exchange for 4,529,054 shares of the Company's common stock. As a result of the transaction, the ILDC Stockholders now hold approximately 43% of the Company's total issued and outstanding shares of common stock.

ILDC was incorporated in 1998 for the purpose of providing third generation telecommunication services using Internet Protocol and a high speed data network that creates a suite of advanced networking solutions, including Voice over Internet Protocols and Virtual Private Networks.

Change of Directors

The Stockholders and the Company have appointed Messrs. Anthony Overman, Mark Sampson and Don Spears as Directors of the Company. The Company has also appointed Mr. Overman as its President, Mr. Sampson as its Chairman and Chief Executive Officer, and Mr. Spears as its Corporate Secretary. Mr. Xenios Xenopoulos has resigned as a director and officer of the Company.

Name Change

In connection with the foregoing transactions the Company has changed its name from "Old Night, Inc." to "NxGen Networks, Inc." on August 31, 2000. The Company commenced trading in the Pink Sheets under the symbol "NXNW" on September 1, 2000.

Contact Number: 252-426-3210


OLD NIGHT, INC.

/s/ Anthony Overman

Per: Anthony Overman, President


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THE SEC AND NASD HAVE NOT  REVIEWED  AND DO NOT  ACCEPT  RESPONSIBILITY  FOR THE
ADEQUACY OR ACCURACY OF THIS RELEASE. Forward-looking statements and comments in this press release are made pursuant to safe harbor provisions of the Securities
Exchange  Act  of  1934.   Certain   statements  which  describe  the  Company's
intentions, expectations or predictions, are forward-looking and are subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of rapid technological and market change; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rates and currency exchange rate fluctuations; and the impact of consolidations in the technology industry. These risks may further be discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.